Exhibit 99.1

News Release

Superior Announces Plans to Appoint Raynard D. Benvenuti

to its Board of Directors

D.C. Capital Partners, L.P. Withdraws Director Nomination

SOUTHFIELD, MICHIGAN – May 6, 2020 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers, announced today the Company will appoint Raynard D. Benvenuti to its Board of Directors immediately following the Company’s 2020 Annual Meeting of Stockholders, but no later than July 10, 2020. With the addition of Mr. Benvenuti, the Board will be comprised of 10 directors, nine of whom are independent. The Company also announced that D.C. Capital Partners, L.P. has withdrawn its director nomination for the 2020 Annual Meeting.

Tim McQuay, Chairman of the Board of Superior, commented, “We are pleased to welcome Ray to Superior’s Board. As an additional independent director with operational, industrial, and financial experience, we believe Ray will be a strong addition to the Board and we look forward to promptly beginning his onboarding and working with him.”

Douglas Dethy, Managing Director and founder of D.C. Capital Partners, L.P., stated, “We appreciate the constructive engagement and dialogue we have had with Superior’s senior management team and Board. With the appointment of Ray, we will continue to work collaboratively with Superior as we pursue our common goal of enhancing value for shareholders.”

Mr. Benvenuti is the founder of Concord Investment Partners, an investment and advisory firm focused on making private and public investments in aerospace, automotive, and industrial companies. Previously, Mr. Benvenuti served as a Managing Partner and an operational practice leader for the aerospace and automotive/truck sectors at Greenbriar Equity Group. Mr. Benvenuti has held various board seats and was recently appointed to the board of NN, Inc., a NASDAQ-traded industrial manufacturer of high-precision metal and plastic components and assemblies.

Additional information with respect to Superior’s plans to appoint Mr. Benvenuti to the Board and D.C. Capital Partners, L.P.’s withdrawal of its director nomination will be contained in the related Current Report on Form 8-K that Superior is filing with the Securities and Exchange Commission. Copies of this document can be obtained, when available, on the SEC’s website at www.sec.gov.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

About D.C. Capital Partners

D.C. Capital Partners L.P. is a private New York City-based investment fund that was founded in 1992 consisting of value investors focused primarily on small to mid-capitalization companies, a number of which are in industrial sectors, such as aerospace, materials, automotive and truck manufacturing, and oil and gas.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook”, “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, those related to Superior’s ability to withstand current market conditions and the evolving impact of COVID-19, access to the credit markets, Superior’s ability to continue to deliver in 2020 the positive financial trends it delivered in 2019, Superior’s financial flexibility, trends in Superior’s financial results, Superior’s ability to continue to enhance cash generation and pay down debt, Superior’s competitive position, Superior’s ability to continue to introduce market-leading product offerings with differentiating technologies, Superior’s ability to reduce costs, Superior’s ability to re-align its business to changing production levels, and trends in the aluminum wheel industry. These statements are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Important Additional Information and Where To Find It

Superior intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from Superior’s stockholders in connection with the matters to be considered at Superior’s 2020 Annual Meeting of Stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by Superior with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of Superior’s corporate website at www.supind.com, by writing to Superior’s Corporate Secretary at Superior Industries International, Inc., 26600 Telegraph Road, Suite 400, Southfield, Michigan 48033 or by contacting Superior’s investor relations department at (248) 352-7300.

Certain Participant Information

The following directors and executive officers of Superior are anticipated to be participants in the solicitation of proxies from Superior’s stockholders in connection with the matters to be considered at Superior’s 2020 Annual Meeting of Stockholders and beneficially hold the amount of shares of Superior’s common stock indicated adjacent to his or her name: (i) Superior directors: Timothy C. McQuay (51,827 shares), Majdi B. Abulaban (255,617 shares), Michael R. Bruynesteyn (35,857 shares), Richard J. Giromini (59,279 shares), Paul J. Humphries (34,826 shares), Ransom A. Langford (0 shares), James S. McElya (93,409 shares), Ellen B. Richstone (55,911 shares), and Francisco S. Uranga (49,826 shares); and (ii) Superior management: Matti M. Masanovich (82,337 shares) and Troy W. Ford (8,922 shares). The business address for each person is c/o Superior Industries International, Inc., 26600 Telegraph Road, Suite 400, Southfield, Michigan. Additional information regarding Superior’s directors, officers and other participants in the solicitation of proxies from Superior’s stockholders in connection with the matters to be considered at Superior’s 2020 Annual Meeting of Stockholders, and their direct or indirect interests, through security holdings or otherwise, will be set forth in Superior’s proxy statement for its 2020 Annual Meeting, including the schedules and appendices thereto.

Contact:

Superior Investor Relations:

(248) 234-7104

Troy Ford

Investor.Relations@supind.com